Exhibit 10.2

July 15, 2008

Ms. Lynn Laverty Elsenhans

[Address]

Dear Lynn:

Contained herein are the specifics of an offer to you to join Sunoco, Inc. as its Chief Executive Officer and President and to be elected to its Board of Directors effective August 8, 2008. You are required to complete a physical examination and substance screening as soon as possible prior to your start date or within a reasonable time thereafter. Your examination and screening will be coordinated by Sunoco’s Medical Director once we have received your written acceptance of this offer.

Compensation

For 2008, your annual rate of pay, your salary, will be $1,240,000 and your target bonus under the annual Executive Incentive Plan (“EIP”) will be 120% of your salary or $1,488,000, for total annualized targeted cash compensation of $2,728,000. The actual annual bonus earned can range from 0% to 200% of target depending on how well the company performs. Since 2008 will be a partial year, any 2008 salary will be that earned based on the portion of the year you actually serve, and your EIP amount also will be pro rated based on the portion of the year you actually serve. The performance metrics for the 2008 EIP include After Tax Operating Income and Return on Capital Employed as compared to the proxy peer companies and Health, Environmental and Safety performance. These performance metrics were established by the Compensation Committee for 2008 and are subject to change in future years at the discretion of the Committee.

July 15, 2008

You will receive a one-time grant of restricted share units equal in value to $5,000,000 at the date of grant, which will be August 29, 2008. The number of share units awarded will be determined on the date of grant, by dividing the targeted value by the closing common stock share price on the grant date, subject to rounding down to the nearest whole number of share units. The share units will vest in equal one-third installments, subject to rounding to whole share units, on the third, fourth and fifth anniversaries, respectively, of the grant date. The distributions will be made to you in the form of net common shares after taxes within 30 days after the vesting date. Dividend equivalents accrued up through the vesting date on each installment will be paid in cash net of required taxes. A voluntary termination by you or termination by the company for any reason, other than pursuant to a change in control, will result in the forfeiture of any remaining unvested share units. All long-term incentive awards granted to our executive officers are made under the company’s Long-Term Performance Enhancement Plan II (“LTPEP II”), and you will receive a separate award document related to this sign-on equity award at the grant date.

At the December 2008 Compensation Committee meeting, you will receive equity grants equal in value to $6,270,000. The grants will be equally split in value between stock options, calculated under the valuation method used by the company’s compensation consultant, and performance Common Stock Units (“CSUs”) using the closing common stock share price at the time of grant to value the number of CSUs. The performance CSUs have historically measured the company’s performance over the three calendar years following the grant date. The CSU performance metrics are reviewed during the fall Compensation Committee meetings and have generally been approved at the December meeting. For the most recent CSUs granted in December 2007, the performance measures are Total Shareholder Return and Earnings per Share Growth measured against the proxy peer companies. Please note that the performance metrics and mix are reviewed annually by the Compensation Committee, and are subject to change in future years at the discretion of the Committee. The December equity awards will be made under LTPEP II, and you will receive separate award documents.

Election to the Board of Directors

The Sunoco Board of Directors will elect you to serve on the Board effective August 8, 2008. The Board will take future action to elect you as Chair of the Board, effective January 1, 2009, as long as you are Sunoco’s Chief Executive Officer at that time.

July 15, 2008

Stock Ownership Guidelines

Sunoco executives are subject to stock ownership guidelines that are expected to be met within 5 years. The ownership guidelines, expressed as a multiple of base salary, vary by job level. For the Chief Executive Officer, the guideline is currently six times the annual salary. Restricted share units and CSUs do not count toward these share ownership guidelines until fully vested, and stock options do not count toward these guidelines until exercised, and, in each case, the underlying shares received.

Relocation

Sunoco’s relocation policy will be made available to you that includes a home purchase option, temporary living arrangements and reimbursement for all reasonable and customary home purchase costs, moving, storage and other incidental relocation expenses.

Perquisites

Sunoco has eliminated perquisites that do not serve a business purpose. The CEO has only one perquisite — reasonable, limited personal use of the corporate aircraft for safety/security reasons, including the ability to have a spouse and/or family member accompany the CEO on business or personal trips. In accordance with company policy, you will not be grossed up for travel on the company aircraft that has a non-business, personal use. This perquisite is subject to the annual review of perquisites conducted by the Compensation Committee.

Vacation

You will be entitled to 25 days of paid vacation annually. In addition, you will also be allocated two paid floating holidays each year. These floating holidays are in addition to the normal company designated holidays. Since 2008 will be a partial year, your vacation will be pro rated and you will therefore be entitled to 11 paid vacation days for the balance of 2008.

Benefits

Sunoco provides a full range of benefits for most of its salaried employees including comprehensive health plans, disability, life insurance, savings and pension plans. The disability plan requires a mandatory employee contribution of 0.5% of base salary for the first 10 years of employment.

July 15, 2008

You will be entitled to and encouraged to have a thorough annual physical examination performed at no cost to you. Memberships in certain, limited clubs used strictly for business purposes will be paid for by the company. Sunoco has a policy of supporting its executives who serve on non-profit organizations through matching contributions subject to certain limitations.

You will participate in the company’s non-qualified Supplemental Retirement Pension Plan (“SERP”) as well as its qualified cash balance pension plan. The SERP provides for a mid-career 2.25% accrual rate for each year multiplied by your final average pay as defined in the plan. The SERP benefit is reduced by amounts accrued under any other Sunoco pension plans. The Sunoco savings plan, SunCap, matches your contributions up to 5% of your salary. Eligibility for the company match commences after one year of service. Matching amounts in excess of statutory limits will be provided in the company’s non-qualified Savings Restoration Plan.

Every executive, including the CEO, is an employee at will. You will be eligible to participate in The Sunoco, Inc. Executive Involuntary Severance Plan, which provides severance payments in the event of an involuntary termination other than for cause, and The Sunoco, Inc. Special Executive Severance Plan, which provides severance benefits to an executive whose employment is involuntarily terminated or who resigns for good reason in connection with or following a change in control.

Sunoco currently provides former employees with post employment medical benefits. To be eligible for subsidized medical benefits under the current plan, you must be at least age 55 years of age and have a minimum of 10 years of service. To participate in the plan without a subsidy, you must be at least age 55 and have a minimum of 5 years of service.

More complete descriptions of Sunoco’s plans including the Summary Plan Descriptions and plan documents are available to you. The Board and/or the company does reserve the right to make changes to its employee policies, procedures and plans at any time.

July 15, 2008

Please review this offer letter. If you elect to accept our offer, please sign and return to us a counterpart signature page. This offer letter will be effective if signed in counterparts, and delivery of a signature page by facsimile is effective to bind the parties to this offer letter. The effective date of this letter is the date hereof.

We are pleased to make this offer to you and look forward to hearing from you, and to your joining Sunoco.

Sincerely,

/s/ Ursula O. Fairbairn
Ursula O. Fairbairn
Chair, Sunoco, Inc. Compensation Committee of the Board of Directors

/s/ Rolf D. Naku
Rolf D. Naku
Sunoco, Inc. Senior Vice President, Human Resources and Public Affairs

I accept this offer to be Chief Executive Officer and President of Sunoco, Inc.

/s/ Lynn L. Elsenhans
Signature